UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 9, 2009

NUTRACEA
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5090 N. 40th Street, Suite 400 Phoenix, AZ	85018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Resignation of Mr. Edson

On March 9, 2009, NutraCea (the “Company”) entered into an employment severance agreement with Bradley D. Edson pursuant to which the parties set forth the terms of Mr. Edson’s departure from the Company. As set forth in the severance agreement, Mr. Edson resigned from his positions as Chief Executive Officer, President and Director of the Company effective as of March 9, 2009. Under the severance agreement, the Company will pay Mr. Edson: (1) an amount equal to six months’ salary, or $156,050, with $78,025 payable on March 9, 2009 and the remaining half payable in three equal consecutive monthly payments beginning on April 1, 2009; (2) COBRA payments until October 31, 2009, and (3) $15,000 per month for two months for consulting services provided by Mr. Edson. The separation agreement does not affect Mr. Edson’s stock options, warrants or other stock acquisition rights which shall vest and/or terminate pursuant to their terms.

Appointment of Mr. Lintzenich

On March 9, 2009, the Company appointed James C. Lintzenich as interim Chief Executive Officer.  Mr. Lintzenich will be paid a salary of $15,000 per month to serve in this capacity.

Mr. Lintzenich, 55, has served as one of our directors since October 2005. Mr. Lintzenich has been a director of The RiceX Company, a subsidiary of the Company, since June 2003.  From August 2000 to April 2001, Mr. Lintzenich served as President and Chief Operating Officer of SLM Corporation (Sallie Mae), an educational loan institution. From December 1982 to July 2000, Mr. Lintzenich held various senior management and financial positions including Chief Executive Officer and Chief Financial Officer of USA Group, Inc., a guarantor and servicer of educational loans. Mr. Lintzenich currently serves on the Board of Directors of the Lumina Foundation for Education.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRACEA

Date: March 9, 2009	By:	/s/ Olga Hernandez-Longan
Olga Hernandez-Longan
Chief Financial Officer
(Duly Authorized Officer)